                                                                  HEI Exhibit 11

                      Hawaiian Electric Industries, Inc.
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
           Years ended December 31, 1994, 1993, 1992, 1991 and 1990



(in thousands,
except per share amounts) 1994      1993       1992        1991     1990
                        -------   -------    --------     -------  -------
Net income (loss)

Continuing operations   $73,030   $61,684    $ 61,715     $55,620  $42,895
Discontinued operations    --     (13,025)    (73,297)       (794)     707
                        -------   -------    --------     -------  -------
                        $73,030   $48,659    $(11,582)    $54,826  $43,602
                        =======   =======    ========     =======  =======

Weighted average number
of common shares
outstanding              28,137    25,938      24,275      22,882   21,559
                        =======   =======    ========     =======  =======

Earnings (loss) per
common share

Continuing operations     $2.60     $2.38       $2.54       $2.43    $1.99
Discontinued operations    --       (0.50)      (3.02)      (0.03)    0.03
                        -------   -------    --------     -------  -------

                          $2.60     $1.88      $(0.48)      $2.40    $2.02
                        =======   =======    ========     =======  =======

Note: The dilutive effect of stock options is not material.

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